EXHIBIT 99.1

Heritage Oaks Bancorp Reports Fourth Quarter Results

Declares Quarterly Dividend of $0.06 per Common Share

PASO ROBLES, Calif., Jan. 30, 2017 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (“Heritage Oaks” or the “Company”) (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the “Bank”), reported net income available to common shareholders of $4.6 million, or $0.13 per diluted common share, for the fourth quarter of 2016 compared to net income available to common shareholders of $3.5 million, or $0.10 per diluted common share, for the fourth quarter of 2015, and net income available to common shareholders of $4.2 million, or $0.12 per diluted common share for the third quarter of 2016. For the year ended December 31, 2016, net income available to common shareholders was $16.9 million, or $0.49 per diluted common share compared with net income available to common shareholders of $15.3 million, or $0.44 per diluted common share for the year ended December 31, 2015.

Fourth Quarter and Year End 2016 Highlights

  Gross loans increased by $138.2 million, or 11.1%, to $1.39 billion at December 31, 2016 compared to $1.25 billion a year earlier, and increased by $42.8 million, or 3.2%, compared to $1.34 billion at September 30, 2016.  New loan production totaled $124.8 million for the fourth quarter of 2016, an increase of 10.3% compared to the linked quarter.

  Total deposits increased by $118.9 million, or 7.6%, to $1.68 billion at December 31, 2016 compared with $1.56 billion a year earlier, and increased by $52.5 million, or 3.2%, during the fourth quarter of 2016.  Non-interest bearing demand deposits grew by 11.5% during the last year and by 0.7% over the last quarter to $574.0 million, and represent 34.1% of total deposits at December 31, 2016.

  Credit quality remains strong with non-accrual loans representing 0.49% of total gross loans at December 31, 2016, down from 0.63% a year ago, and up from 0.36% for the linked quarter.  Net recoveries for the fourth quarter of 2016 were $0.1 million compared to $0.2 million for the linked quarter and $0.2 million for the fourth quarter of 2015.  Loans delinquent 30 to 89 days as a percentage of gross loans increased to 0.02% from 0.00% for the linked quarter, and remained the same relative to 0.02% at December 31, 2015.

  Regulatory capital ratios for the Bank at December 31, 2016 were 9.47% for Tier 1 Leverage Capital, 13.35% for Total Risk Based Capital, and 12.19% for Common Equity Tier One Capital.

  On January 25th, 2017 the Company’s board of directors declared a dividend of $0.06 per common share for shareholders of record as of February 15th, 2017, which is payable to our common shareholders on February 28th, 2017.

  As previously announced, the Company entered into a definitive agreement to be acquired by Pacific Premier Bancorp, Inc. (NASDAQ:PPBI) for an aggregate purchase price of $405.6 million, or $11.68 per share based on the closing price for Pacific Premier Bancorp, Inc.’s common stock of $33.65 as of December 12, 2016. Under the terms of the definitive agreement, upon consummation of the transaction, holders of Heritage Oaks Bancorp common stock will have the right to receive 0.3471 shares of Pacific Premier common stock for each share of Heritage Oaks common stock they own. The acquisition remains subject to regulatory and shareholder approvals. This acquisition will provide the Company’s customers with an expanded product set and services and Heritage Oaks Bank customers will continue to receive the same excellent customer service.  The acquisition also increases the combined entity’s geographic footprint to cover the coast of California from San Diego to Paso Robles.

“2016 marked a year of multiple successes for the Company, which should provide many long-term benefits for its shareholders, customers, and employees,” stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.  “We achieved double-digit growth in loans and non-interest bearing demand deposits during 2016, and we also introduced our new interest rate swap product, which generated over $1.2 million in fee income.  We successfully terminated the Bank Secrecy Act Consent Order, which should result in lower costs and improve our efficiency going forward.  Finally, we announced our strategic merger with Pacific Premier Bancorp, Inc., which we believe will create a more attractive commercial banking franchise.  Once the two organizations are combined we will offer a broader array of products and services, increased lending capacity, and an expanded geographic footprint.  All of this should position us to better serve our customers and provide stronger returns to our shareholders,” stated Ms. Lagomarsino.

Net Income Available to Common Shareholders

Net income available to common shareholders for the fourth quarter of 2016 was $4.6 million, or $0.13 per diluted common share, compared with $3.5 million, or $0.10 per diluted common share, for the fourth quarter of 2015.  Net income available to common shareholders for the quarter ended September 30, 2016 was $4.2 million, or $0.12 per diluted common share.  Compared to the linked quarter, an increase in net interest income after reversal of provision for loan and lease losses of $1.7 million, more than offset a decline in non-interest income of $0.5 million, and an increase in non-interest expense of $0.2 million, and resulted in a $0.4 million increase in net income available to common shareholders.  Comparing the fourth quarter of 2016 to the fourth quarter of 2015, increases in net interest income, after reversal of provision for loan and lease losses of $1.8 million, and non-interest income of $0.8 million, offset a slight increase in non-interest expense of $0.1 million, resulting in a $1.1 million increase in net income available to common shareholders.

Net income available to common shareholders for the year ended December 31, 2016 was $16.9 million, or $0.49 per diluted common share, compared to $15.3 million, or $0.44 per diluted common share, for the year ended December 31, 2015.  Compared to the year ended December 31, 2015, net interest income, after reversal of provision for loan and lease losses, increased by $4.9 million, and non-interest income increased by $2.1 million, which more than offset a $3.1 million increase in non-interest expense, and resulted in a $1.7 million increase in net income available to common shareholders.

Net Interest Income

Net interest income before reversal of provision for loan and lease losses was $17.5 million, or 3.71% of average interest earning assets (“net interest margin”), for the fourth quarter of 2016 compared with $16.1 million, or a 3.67% net interest margin, for the same period a year earlier, and $16.2 million, or a 3.50% net interest margin, for the quarter ended September 30, 2016.  Net interest income increased $1.3 million compared to the same prior year period due to increases in average loans, a special dividend paid by the Federal Home Loan Bank (“FHLB”) on November 14th, 2016 of $0.3 million, and a greater amount of accelerated purchased loan discount accretion.  Net interest income increased $1.2 million compared to the linked quarter primarily due to increases in average loans, accelerated purchased loan discount accretion, other non-recurring loan fee income, and the special dividend paid by the FHLB.

The net interest margin was 3.71% for the fourth quarter of 2016 compared to 3.67% for the same prior year period, and 3.50% for the linked quarter ended September 30, 2016.  The year-over-year 4 basis point increase in net interest margin is attributable to an increase in average loan balances, and investment securities yields, and other investment yields, due to the special dividend paid by the FHLB.  Compared to the linked quarter, the net interest margin increased by 21 basis points due primarily to an increase in purchased loan discount accretion, and the previously mentioned special dividend paid by the FHLB.

Net interest income before reversal of provision for loan and lease losses was $65.6 million for the year ended December 31, 2016, and increased by $3.3 million, or 5.4%, during 2016 compared to $62.3 million for 2015.  The net interest margin declined by 10 basis points from 3.70% in 2015 to 3.60% in 2016.  The increase in annual net interest income was due primarily to increased interest income from the loan portfolio attributable to a 9.3% year over year increase in average loans outstanding.

Loan yields declined by 21 basis points to 4.71% for the fourth quarter of 2016 from 4.92% for the fourth quarter of 2015, and increased by 16 basis points compared to 4.55% for the third quarter of 2016.  The decline in loan yields for the current quarter as compared to the fourth quarter of 2015 was due to the impact of originating new loans at lower yields than our average loan portfolio yield due to the historically low interest rate environment.  Compared to the linked quarter, an increase in accelerated loan discount accretion was the primary driver of the rise in loan yields.  Purchased loan discount accretion contributed 24 basis points to loan yields during the fourth quarter of 2016 compared to 10 basis points during the linked quarter, and 23 basis points during the fourth quarter of 2015.

The cost of deposits for the fourth quarter of 2016, linked quarter, and fourth quarter of 2015 was unchanged at 0.22%.  The cost of funds was unchanged at 0.33% for the fourth quarter of 2016 and the linked quarter, and increased by 1 basis point as compared to the fourth quarter of 2015.

Provision for Loan and Lease Losses

The Company recorded a $0.5 million reversal of provision for loan and lease losses during the quarter ended December 31, 2016.  The reversal of provision for loan and lease losses was attributable to continual improvement in our loan credit quality profile.  No provisions for loan and lease losses were recorded for the quarters ended September 30, 2016 or December 31, 2015.  For the year ended December 31, 2016 the Company recorded a reversal of provision for loan and lease losses of $1.5 million.  The reversal was attributable to the continued improvement in the credit quality of the loan portfolio.  There was no provision for loan and lease losses recorded during 2015.

Non-Interest Income

Non-interest income for the fourth quarter of 2016 was $2.9 million compared to $3.3 million for the linked quarter, and $2.1 million for the same period a year earlier.  Non-interest income increased by $0.8 million for the current quarter as compared to the same prior year period due to increases in mortgage banking revenue, customer swap fee income, and earnings on bank owned life insurance.  Compared to the linked quarter, non-interest income decreased by $0.5 million, primarily due to decreases in gains on the sale of investment securities, and customer swap fee income.

Non-interest income for the year ended December 31, 2016 was $12.2 million compared to $10.1 million for 2015, representing an increase of $2.1 million.  The increase in annual non-interest income was primarily attributable to a $1.2 million increase in swap fee income, and a $0.9 million increase in mortgage banking revenue.

Non-Interest Expense

Non-interest expense increased by $0.1 million, or 1.0%, to $12.9 million for the quarter ended December 31, 2016 compared to $12.8 million for the quarter ended December 31, 2015.  Non-interest expense for the fourth quarter of 2016 increased by $0.2 million, or 1.4%, from $12.7 million for the linked quarter.

The following table illustrates the components of professional services costs for the periods indicated:

Heritage Oaks Bancorp
Professional Services

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015

	(dollars in thousands)
Professional Services
BSA/AML related costs	$193	$631	$993	$2,100	$2,355
Audit and tax costs	261	321	272	1,333	1,160
Information technology services and consulting	330	312	330	1,273	1,427
Legal costs	76	73	395	228	1,133
All other costs	407	439	458	1,967	1,715
Total professional services	$1,267	$1,776	$2,448	$6,901	$7,790

Non-interest expense increased on a linked quarter basis due to $0.8 million of merger related costs, and a $0.3 million increase in salaries and benefits costs, which were offset primarily by a decrease of $0.5 million of professional services expense. Compared to the fourth quarter of 2015, non-interest expense increased primarily due to a $0.9 million increase in merger related costs, and a $0.8 million increase in salaries and benefits costs, which were offset primarily by a $1.2 million decrease of professional services expense. The merger related costs recorded in the fourth quarter of 2016 is attributable to the previously announced acquisition of the Company by Pacific Premier Bancorp, Inc. The increase in salaries and benefits costs, as compared to the linked quarter, is due to an increase in incentive plan expense; and compared to the fourth quarter of 2015 is attributable to increases in incentive plan expense, base compensation, and mortgage commissions.  The decline in professional services expense as compared to both the linked quarter and the fourth quarter of 2015 is attributable primarily to a decline in consulting and audit costs related to Bank Secrecy Act and Anti-Money Laundering Program (“BSA/AML Program”) remediation efforts, related to the BSA Consent Order, which was terminated during the fourth quarter of 2016.  A secondary contributor to the decline in professional services expense as compared to the fourth quarter of 2015 was a decrease in legal expense attributable to ongoing litigation in the fourth quarter of 2015.

The $3.1 million increase in annual non-interest expense for 2016 as compared to 2015 was attributable primarily to a $2.8 million increase in salaries and benefits costs. The increase in salaries and benefits costs for the year 2016 as compared to the prior year can primarily be attributed to increases in base compensation, incentive plan expense, and mortgage commissions. A secondary contributor to the annual increase in non-interest expense is $0.9 million of merger related costs attributable to the previously announced acquisition of the Company by Pacific Premier Bancorp, Inc.  These increases were offset by a $0.9 million decline in professional services expense attributable to ongoing litigation during 2015.

Operating Efficiency

The Company’s operating efficiency ratio decreased to 62.42% for the fourth quarter of 2016 as compared to 68.58% for the fourth quarter of 2015, and 64.44% for the linked quarter.  Total non-interest expense as a percentage of average assets, another measure of the Company’s efficiency, was 2.57% for the fourth quarter of 2016 compared to 2.70% for fourth quarter of 2015, and 2.56% for the quarter ended September 30, 2016.

Income Taxes

Income tax expense was $3.4 million for the quarter ended December 31, 2016 compared with $1.9 million for the same period a year earlier.  For the linked quarter ended September 30, 2016 income tax expense was $2.7 million.  The Company’s effective tax rate for the fourth quarter of 2016 was 42.7% compared with 35.7% for the same period a year ago, and 38.9% for the quarter ended September 30, 2016.  Income tax expense was $11.1 million for the year ended December 31, 2016 compared to $8.9 million for the prior year.  The effective tax rate for 2016 was 39.6% compared to 36.7% for 2015.  The increase in income tax expense and the effective tax rate for the fourth quarter of 2016 as compared to the linked quarter, and the fourth quarter of 2015 is attributed to an increase in pre-tax net income, and an increase in non-deductible merger related costs.  The increase in annual income tax expense for 2016 as compared to the prior year is attributable to an increase in pre-tax net income, an increase in non-deductible merger related costs, and a proportional decline in the amount of tax-exempt municipal bond interest income relative to pre-tax net income.

Balance Sheet

Total assets increased by $125.2 million, or 6.6%, to $2.0 billion at December 31, 2016 compared to December 31, 2015, and by $36.6 million, or 1.9%, compared to September 30, 2016.  Cash and cash equivalents decreased by $19.0 million, or 27.2%, to $50.9 million at December 31, 2016 compared to December 31, 2015, and by $14.4 million, or 22.0%, compared to September 30, 2016.  The decrease in the Company’s cash position over the last year is primarily the result of deployment of cash inflows from new deposits into the loan portfolio.

Investment securities increased by $7.9 million, or 1.7%, to $458.8 million at December 31, 2016 compared to $450.9 million at December 31, 2015, and by $2.4 million, or 0.5%, compared to $456.5 million at September 30, 2016.  At December 31, 2016, the effective duration of the securities portfolio was 3.34 years, up from 2.86 years at September 30, 2016, and above our target of a 2.75 to 3.25 year effective duration for the securities portfolio.  The increase in effective duration since the end of the linked quarter is primarily due to the impact of the recent rise in long-term interest rates and related decline in projected prepayment speeds primarily in the Agency CMO and municipal bond sectors of our investment securities portfolio.

Total gross loans increased by $138.2 million, or 11.1%, to $1.39 billion at December 31, 2016 compared to December 31, 2015, and by $42.8 million, or 3.2%, compared to September 30, 2016.  Loan production was $124.8 million during the fourth quarter, increasing on a linked-quarter basis by $11.6 million. The increase was entirely attributable to portfolio loan production, which increased by $12.3 million, or 20.3%, to $72.9 million as compared to the prior quarter. Production of mortgage loans originated for sale declined nominally by $0.7 million or 1.3% as compared to the linked quarter.

Total deposits increased by $118.9 million, or 7.6%, to $1.68 billion as of December 31, 2016 from $1.56 billion at December 31, 2015, and by $52.5 million, or 3.2%, from $1.63 billion at September 30, 2016.  Non-interest bearing deposits increased by $3.7 million, or 0.7%, during the fourth quarter of 2016, and increased by $59.4 million, or 11.5%, since December 31, 2015.

Total shareholders’ equity was $212.9 million at December 31, 2016, an increase of $6.4 million, or 3.1%, compared to December 31, 2015, and a decrease of $2.4 million, or 1.1%, compared to September 30, 2016.  The change in shareholder’s equity for the linked quarter and the year is due primarily to period earnings, net of shareholder dividend payments, as well as to the change in the unrealized (loss) gain on the investment securities portfolio.  The change in the unrealized (loss) gain in the investment securities portfolio led to a decline in equity of $6.0 million and $2.6 million during the past quarter and year, respectively. The unrealized loss, net of deferred tax assets, of the investment securities portfolio was $2.1 million at December 31, 2016, representing 0.45% of the amortized cost basis of the investment securities portfolio.

Classified assets at December 31, 2016 totaled $41.2 million, a decrease of $4.2 million, or 9.1%, compared to $45.4 million at September 30, 2016, and a decrease of $4.1 million, or 8.9%, from $45.3 million at December 31, 2015.  Non-performing assets were $6.9 million at December 31, 2016, increasing by $1.8 million, or 36.5%, since the prior quarter, and decreasing by $1.2 million, representing a 15.1% decline, since December 31, 2015.  Non-performing assets remain at one of the lowest levels reached in the last several years, at 0.34% of total assets at December 31, 2016, down from 0.43% at December 31, 2015, and up from 0.25% at September 30, 2016.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“ALLL”) as a percentage of gross loans declined from 1.40% at December 31, 2015 to 1.24% at December 31, 2016.  The decline in the level of our ALLL as a percentage of gross loans over the last twelve months is due to the continued improvement in the loan credit quality profile of the Company, which is evidenced by the consistent trend of net loan recoveries and improvement in asset quality ratios.

As of December 31, 2016, the portion of the ALLL allocated to loans acquired in the Mission Community Bancorp (“MISN”) merger was $0.1 million or 0.10% of the remaining acquired MISN loan portfolio.  The remaining un-accreted fair market value discount on MISN loans was $3.7 million at December 31, 2016 and represents 2.65% of the remaining balance of acquired MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.9 million qualitative allocation in its ALLL to address these concerns, which accounts for 11.0% of the total ALLL at December 31, 2016.  Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Bank’s regulatory capital ratios exceeded the ratios generally required to be considered a “well capitalized” financial institution for regulatory purposes.  The Tier I Leverage Ratios for the Company and the Bank were 9.88% and 9.47%, respectively, at December 31, 2016 compared with the requirement of 5.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Total Risk-Based Capital Ratios for the Company and the Bank were 13.87% and 13.35%, respectively, at December 31, 2016 compared with the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.16% and 12.19%, respectively, at December 31, 2016 compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes.

BSA Consent Order

On November 29, 2016, the Bank announced the termination by the Federal Deposit Insurance Corporation (“FDIC”) and California Department of Business Oversight (“DBO”) of the Consent Order issued on October 29, 2014 relating to the Bank’s Bank Secrecy Act compliance program.

Termination of Mortgage Banking Business

The Company’s Board of Directors has decided to exit the consumer mortgage business.  This decision is primarily attributable to current market conditions, such as rising interest rates, and increasing housing prices.  The discontinuation of the consumer mortgage business will not involve the sale of existing mortgage assets, rather it will entail the termination of certain business activities such as originating and selling consumer mortgage loans.  The Company will, however, continue to offer home equity lines of credit and home equity loans.  The Company will cease accepting new applications on February 1, 2017, and will terminate all mortgage origination related operations on or about April 30, 2017, other than servicing existing consumer mortgage loans within the Company’s loan portfolio.   In order to ensure that Heritage Oaks Bank customers continue to have access to consumer mortgage products, the Company is currently working to finalize a referral arrangement with another bank that has a strategic focus on the consumer mortgage business, and which is not a competitor in terms of deposit gathering and their branch geographic footprint. The Company anticipates that many of our existing consumer mortgage team members will be joining this other bank effective February 1, 2017.  The Company will continue to serve the needs of mortgage customers with loans that are in process of origination prior to February 1, 2017, and will continue to service all loans remaining in the Company’s portfolio indefinitely.  The Company will honor all contractual commitments to both customers and investors that are in process prior to February 1, 2017.  Management expects that the majority of existing loan applications in process prior to February 1, 2017 will close within 90 days.

Conference Call

The Company will host a conference call to discuss the fourth quarter 2016 results at 8:00 a.m. PST on January 31, 2017.  Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 (International Dial-In Number (914) 495-8600) and entering the conference ID 47727352, or via on-demand webcast.  A link to the webcast will be available on Heritage Oaks Bancorp’s website at www.heritageoaksbancorp.com.  A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.  By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-K

The Company intends to file with the U.S. Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2016 on or before March 15, 2017.  Once filed, this report can be accessed at the U.S. Securities and Exchange Commission’s website www.sec.gov.  Shortly after filing, it is also available free of charge at the Company’s website www.heritageoaksbancorp.com or by contacting Jason Castle, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $2.0 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are “forward looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to help identify forward looking statements. Forward looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or recent changes in interest rates on our net interest margin; our ability to complete the announced merger with Pacific Premier Bancorp, Inc. (“PPBI”) in a timely manner, if at all, and the possibility that the anticipated benefits of the merger with PPBI are not realized when expected or at all; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of personal, financial and/or confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; and the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank’s operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2016.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below is a schedule reconciling book value to tangible common book value per share.  We believe that tangible common book value per share is a useful measure because it is widely used in the financial services industry to compare the relative market value of one financial institution against another, and we analyze our net income as a percentage of tangible common book value internally because we feel that this return metric is more representative of the return to our shareholders relative to the their investment in our Company.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the announced acquisition transaction, a registration statement on Form S-4 will be filed with the SEC by PPBI. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of the Company and PPBI in connection with their vote on the acquisition.

SHAREHOLDERS OF THE COMPANY AND PPBI ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNOUNCED ACQUISITION.

The final joint proxy statement/prospectus will be mailed to shareholders of the Company and PPBI. Investors and security holders will be able to obtain the documents, and any other documents the Company and PPBI have filed with the SEC, free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company and PPBI will be available free of charge by (1) accessing the Company’s website at www.heritageoaksbank.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) accessing PPBI’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (3) writing the Company at 1222 Vine Street, Paso Robles, CA 93446, Attention: Corporate Secretary or (4) writing PPBI at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations.

The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in favor of the announced acquisition. Information about the directors and executive officers of the Company is included in the proxy statement for the Company’s 2016 annual meeting of the Company’s shareholders, which was filed with the SEC on April 26, 2016. The directors, executive officers and certain other members of management and employees of PPBI may be deemed to be participants in the solicitation of proxies in respect of the announced acquisition. Information about the directors and executive officers of PPBI is included in the proxy statement for PPBI’s 2016 annual meeting of PPBI’s shareholders, which was filed with the SEC on April 27, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the announced acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$18,904	$23,893	$15,610
Interest earning deposits in other banks	31,970	41,357	54,313
Total cash and cash equivalents	50,874	65,250	69,923
Investment securities available for sale, at fair value	458,817	456,464	450,935
Loans held for sale, at lower of cost or fair value	10,055	7,975	9,755
Gross loans held for investment	1,385,462	1,342,701	1,247,280
Net deferred loan fees	(1,183)	(1,146)	(1,132)
Allowance for loan and lease losses	(17,237)	(17,643)	(17,452)
Net loans held for investment	1,367,042	1,323,912	1,228,696
Premises and equipment, net	36,065	36,360	37,342
Bank-owned life insurance	33,715	33,500	32,850
Goodwill	24,885	24,885	24,885
Deferred tax assets, net	19,145	15,663	21,272
Federal Home Loan Bank stock	7,853	7,853	7,853
Other intangible assets	3,354	3,568	4,298
Other assets	13,085	12,877	11,930
Total assets	$2,024,890	$1,988,307	$1,899,739

Liabilities
Deposits
Non-interest bearing deposits	$573,957	$570,243	$514,559
Interest bearing deposits	1,109,938	1,061,105	1,050,402
Total deposits	1,683,895	1,631,348	1,564,961
Short term FHLB borrowing	43,500	49,000	38,500
Long term FHLB borrowing	64,000	71,000	65,021
Junior subordinated debentures	10,612	10,572	10,438
Other liabilities	10,033	11,104	14,385
Total liabilities	1,812,040	1,773,024	1,693,305

Shareholders' Equity
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 34,345,073, 34,249,804, and 34,353,014 shares as of
December 31, 2016, September 30, 2016, and December 31, 2015, respectively	164,708	164,009	165,517
Additional paid in capital	9,310	8,971	8,251
Retained earnings	40,916	38,424	32,200
Accumulated other comprehensive (loss) income	(2,084)	3,879	466
Total shareholders' equity	212,850	215,283	206,434
Total liabilities and shareholders' equity	$2,024,890	$1,988,307	$1,899,739

Book value per common share	$6.20	$6.29	$6.01

Tangible book value per common share	$5.38	$5.45	$5.16

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)
	For the Three Months Ended
	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$16,123	$15,222	$15,145
Investment securities	2,300	2,215	2,118
Other interest-earning assets	497	232	201
Total interest income	18,920	17,669	17,464
Interest Expense
Deposits	908	898	867
Other borrowings	549	541	474
Total interest expense	1,457	1,439	1,341
Net interest income before (reversal of) provision for loan and lease losses	17,463	16,230	16,123
(Reversal of) provision for loan and lease losses	(500)	-	-
Net interest income after (reversal of) provision for loan and lease losses	17,963	16,230	16,123
Non-Interest Income
Fees and service charges	1,345	1,276	1,320
Net gain on sale of mortgage loans	669	708	325
Earnings on BOLI	293	289	215
Gain on derivative instruments	200	415	-
Other mortgage fee income	193	199	104
(Loss) gain on sale of investment securities	(18)	271	-
Other income	198	186	97
Total non-interest income	2,880	3,344	2,061
Non-Interest Expense
Salaries and employee benefits	7,015	6,686	6,171
Occupancy and equipment	1,597	1,657	1,659
Professional services	1,267	1,776	2,448
Merger, restructure and integration	840	-	(10)
Information technology	625	591	545
Loan department expense	254	284	254
Sales and marketing	228	317	165
Amortization of intangible assets	214	244	262
Regulatory assessments	172	222	317
Communication costs	120	122	127
Other expense	574	824	836
Total non-interest expense	12,906	12,723	12,774
Income before income taxes	7,937	6,851	5,410
Income tax expense	3,387	2,668	1,932
Net income	$4,550	$4,183	$3,478

Weighted Average Shares Outstanding
Basic	34,072,329	34,037,252	34,186,007
Diluted	34,303,295	34,183,200	34,326,702
Earnings Per Common Share
Basic	$0.13	$0.12	$0.10
Diluted	$0.13	$0.12	$0.10
Dividends Declared Per Common Share	$0.06	$0.06	$0.06

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)
	For the Twelve Months Ended
	12/31/2016	12/31/2015

	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$61,275	$59,599
Investment securities	8,904	7,311
Other interest-earning assets	1,168	1,180
Total interest income	71,347	68,090
Interest Expense
Deposits	3,576	3,615
Other borrowings	2,161	2,216
Total interest expense	5,737	5,831
Net interest income before (reversal of) provision for loan and lease losses	65,610	62,259
(Reversal of) provision for loan and lease losses	(1,500)	-
Net interest income after (reversal of) provision for loan and lease losses	67,110	62,259
Non-Interest Income
Fees and service charges	5,165	5,158
Net gain on sale of mortgage loans	2,365	1,602
Gain on derivative instruments	1,212	-
Earnings on BOLI	1,158	855
Gain on sale of investment securities	891	641
Other mortgage fee income	631	452
Gain on extinguishment of debt	-	552
Other income	792	879
Total non-interest income	12,214	10,139
Non-Interest Expense
Salaries and employee benefits	26,626	23,814
Professional services	6,901	7,790
Occupancy and equipment	6,530	6,682
Information technology	2,446	2,298
Sales and marketing	1,035	1,017
Loan department expense	1,024	1,030
Regulatory assessments	1,019	1,212
Amortization of intangible assets	944	1,049
Merger, restructure and integration	826	(77)
Communication costs	492	562
OREO write-downs	217	-
Other expense	3,254	2,790
Total non-interest expense	51,314	48,167
Income before income taxes	28,010	24,231
Income tax expense	11,077	8,882
Net income	16,933	15,349
Accretion on preferred stock	-	70
Net income available to common shareholders	$16,933	$15,279

Weighted Average Shares Outstanding
Basic	34,051,171	34,129,930
Diluted	34,187,521	34,274,902
Earnings Per Common Share
Basic	$0.49	$0.45
Diluted	$0.49	$0.44
Dividends Declared Per Common Share	$0.24	$0.23

Heritage Oaks Bancorp
Key Ratios

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Profitability / Performance Ratios
Net interest margin	3.71%	3.50%	3.67%	3.60%	3.70%
Return on average equity	8.42%	7.74%	6.67%	7.97%	7.55%
Return on average common equity	8.42%	7.74%	6.67%	7.97%	7.53%
Return on average tangible common equity	9.69%	8.93%	7.77%	9.22%	8.83%
Return on average assets	0.90%	0.84%	0.73%	0.87%	0.85%
Non-interest income to total net revenue	14.16%	17.08%	11.33%	15.69%	14.00%
Yield on interest earning assets	4.02%	3.81%	3.98%	3.92%	4.05%
Cost of interest bearing liabilities	0.49%	0.48%	0.47%	0.48%	0.53%
Cost of funds	0.33%	0.33%	0.32%	0.33%	0.36%
Operating efficiency ratio (1)	62.42%	64.44%	68.58%	65.09%	66.15%
Non-interest expense to average assets, annualized	2.57%	2.56%	2.70%	2.63%	2.65%
Gross loans to total deposits	82.28%	82.31%	79.70%

Asset Quality Ratios
Non-performing loans to total gross loans	0.49%	0.36%	0.63%
Non-performing loans to equity	3.21%	2.27%	3.79%
Non-performing assets to total assets	0.34%	0.25%	0.43%
Allowance for loan and lease losses to total gross loans	1.24%	1.31%	1.40%
Net recoveries to average loans outstanding, annualized	0.03%	0.06%	0.05%	0.10%	0.05%
Classified assets to Tier I + ALLL	19.48%	21.81%	22.67%
30-89 day delinquency rate	0.02%	0.00%	0.02%

Capital Ratios
Company
Common Equity Tier I Capital Ratio	12.16%	12.30%	12.61%
Leverage ratio	9.88%	9.83%	9.90%
Tier I Risk-Based Capital Ratio	12.71%	12.87%	13.01%
Total Risk-Based Capital Ratio	13.87%	14.09%	14.26%
Bank
Common Equity Tier I Capital Ratio	12.19%	12.23%	12.48%
Leverage ratio	9.47%	9.35%	9.50%
Tier I Risk-Based Capital Ratio	12.19%	12.23%	12.48%
Total Risk-Based Capital Ratio	13.35%	13.46%	13.74%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned (“OREO”), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, gains on extinguishment of debt, and amortization of intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	12/31/2016			9/30/2016			12/31/2015
	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense

	(dollars in thousands)
Interest Earning Assets
Loans (1) (2)	$1,360,571	4.71%	$16,123	$1,330,224	4.55%	$15,222	$1,221,144	4.92%	$15,145
Investment securities	461,954	1.98%	2,300	456,175	1.93%	2,215	444,644	1.89%	2,118
Interest earning deposits in other banks	42,183	0.33%	35	47,007	0.29%	34	67,231	0.24%	40
Other investments	9,739	18.87%	462	9,739	8.09%	198	9,739	6.56%	161
Total earning assets	1,874,447	4.02%	18,920	1,843,145	3.81%	17,669	1,742,758	3.98%	17,464
Allowance for loan and lease losses	(17,684)			(17,561)			(17,451)
Other assets	144,641			149,769			152,605
Total assets	$2,001,404			$1,975,353			$1,877,912

Interest Bearing Liabilities
Money market	$588,125	0.28%	$418	$586,612	0.28%	$409	$552,791	0.27%	$377
Time deposits	239,567	0.71%	426	241,942	0.70%	427	249,133	0.68%	430
Interest bearing demand	132,931	0.10%	35	128,073	0.11%	34	123,529	0.11%	33
Savings	115,472	0.10%	29	114,068	0.10%	28	107,049	0.10%	27
Total interest bearing deposits	1,076,095	0.34%	908	1,070,695	0.33%	898	1,032,502	0.33%	867
Federal Home Loan Bank borrowing	105,707	1.55%	413	99,691	1.64%	410	81,204	1.70%	347
Junior subordinated debentures	10,587	5.11%	136	10,545	4.94%	131	10,407	4.84%	127
Other borrowed funds	-	0.00%	-	-	0.00%	-	33	0.90%	-
Total borrowed funds	116,294	1.88%	549	110,236	1.95%	541	91,644	2.05%	474
Total interest bearing liabilities	1,192,389	0.49%	1,457	1,180,931	0.48%	1,439	1,124,146	0.47%	1,341
Non interest bearing demand	582,337			568,453			537,364
Total funding	1,774,726	0.33%	1,457	1,749,384	0.33%	1,439	1,661,510	0.32%	1,341
Other liabilities	11,587			10,930			9,556
Total liabilities	1,786,313			1,760,314			1,671,066

Shareholders' Equity
Total shareholders' equity	215,091			215,039			206,846
Total liabilities and shareholders' equity	$2,001,404			$1,975,353			$1,877,912

Net interest margin (3)		3.71%	$17,463		3.50%	$16,230		3.67%	$16,123

Interest rate spread		3.53%			3.33%			3.51%

Cost of deposits		0.22%			0.22%			0.22%

(1) Non-accrual loans have been included in total loans.
(2) Interest income includes fees on loans.
(3) Net interest margin represents net interest income as a percentage of average interest earning assets.
(4) Annualized using actual number of days during the period.

Heritage Oaks Bancorp
Average Balances

	For The Twelve Months Ended
	12/31/2016			12/31/2015
	Balance	Yield / Rate	Income / Expense	Balance	Yield / Rate	Income / Expense

	(dollars in thousands)
Interest Earning Assets
Loans (1) (2)	$1,314,935	4.66%	$61,275	$1,203,620	4.95%	$59,599
Investment securities	452,629	1.97%	8,904	395,791	1.85%	7,311
Interest earning deposits in other banks	45,082	0.32%	145	71,693	0.21%	152
Other investments	9,739	10.50%	1,023	9,739	10.56%	1,028
Total earning assets	1,822,385	3.92%	71,347	1,680,843	4.05%	68,090
Allowance for loan and lease losses	(17,641)			(17,143)
Other assets	147,768			151,697
Total assets	$1,952,512			$1,815,397

Interest Bearing Liabilities
Money market	$581,795	0.28%	$1,627	$512,825	0.27%	$1,404
Time deposits	241,368	0.70%	1,701	263,553	0.75%	1,981
Interest bearing demand	128,336	0.11%	136	119,166	0.11%	130
Savings	112,396	0.10%	112	100,387	0.10%	100
Total interest bearing deposits	1,063,895	0.34%	3,576	995,931	0.36%	3,615
Federal Home Loan Bank borrowing	109,001	1.49%	1,629	90,174	1.86%	1,675
Junior subordinated debentures	10,522	5.04%	530	12,164	4.45%	541
Other borrowed funds	55	3.64%	2	8	0.90%	-
Total borrowed funds	119,578	1.81%	2,161	102,346	2.17%	2,216
Total interest bearing liabilities	1,183,473	0.48%	5,737	1,098,277	0.53%	5,831
Non interest bearing demand	545,879			504,516
Total funding	1,729,352	0.33%	5,737	1,602,793	0.36%	5,831
Other liabilities	10,718			9,283
Total liabilities	1,740,070			1,612,076

Shareholders' Equity
Total shareholders' equity	212,442			203,321
Total liabilities and shareholders' equity	$1,952,512			$1,815,397

Net interest margin (3)		3.60%	$65,610		3.70%	$62,259

Interest rate spread		3.44%			3.52%

Cost of deposits		0.22%			0.24%

(1) Non-accrual loans have been included in total loans.
(2) Interest income includes fees on loans.
(3) Net interest margin represents net interest income as a percentage of average interest earning assets.

Heritage Oaks Bancorp
Loans and Deposits

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands)
Loans
Real Estate Secured
Commercial	$643,691	$635,846	$579,244
Residential 1 to 4 family	205,999	195,453	165,829
Farmland	155,771	132,723	120,566
Multi-family residential	77,941	81,536	79,381
Home equity lines of credit	24,796	24,910	31,387
Construction and land	21,866	26,836	35,669
Total real estate secured	1,130,064	1,097,304	1,012,076
Commercial
Commercial and industrial	182,637	185,199	164,808
Agriculture	68,565	55,728	64,363
Total commercial	251,202	240,927	229,171
Consumer	4,196	4,470	6,033
Total loans held for investment	1,385,462	1,342,701	1,247,280
Deferred loan fees	(1,183)	(1,146)	(1,132)
Allowance for loan and lease losses	(17,237)	(17,643)	(17,452)
Total net loans held for investment	$1,367,042	$1,323,912	$1,228,696

Loans held for sale	$10,055	$7,975	$9,755
Remaining discount on acquired loans	$3,715	$4,438	$5,500

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands)
Deposits
Non-interest bearing deposits	$573,957	$570,243	$514,559
Interest bearing deposits:
Money market deposits	615,328	571,357	565,060
Time deposits	238,283	241,580	245,742
NOW accounts	136,746	134,465	129,254
Other savings deposits	119,581	113,703	110,346
Total deposits	$1,683,895	$1,631,348	$1,564,961

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$17,643	$17,448	$17,296
(Reversal of) provision for loan and lease losses	(500)	-	-
Charge-offs:
Residential 1 to 4 family	-	-	(82)
Commercial real estate	-	-	(81)
Agriculture	-	-	(3)
Commercial and industrial	(21)	(5)	-
Consumer	-	(20)	(1)
Total charge-offs	(21)	(25)	(167)
Recoveries	115	220	323
Balance, end of period	$17,237	$17,643	$17,452

Net recoveries	$94	$195	$156

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Construction and land	$3,154	$3,443	$3,968
Commercial and industrial	3,198	970	1,630
Commercial real estate	346	284	1,940
Farmland	72	75	83
Home equity lines of credit	46	84	84
Consumer	26	28	33
Residential 1 to 4 family	-	-	80
Total non-accruing loans	6,842	4,884	7,818
Other real estate owned (OREO)	-	111	328
Other repossessed assets	70	70	-
Total non-performing assets	$6,912	$5,065	$8,146

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands)
Classified Assets
Loans	$41,159	$45,171	$44,950
Other real estate owned (OREO)	-	111	328
Other repossessed assets	70	70	-
Total classified assets	$41,229	$45,352	$45,278

Classified assets to Tier I + ALLL	19.48%	21.81%	22.67%

Note: Classified assets consist of substandard and non-performing loans, OREO assets, and other repossessed assets.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	September 30,		Net	Accrual		December 31,
	2016	Additions	Paydowns	Status	Charge-offs	2016

	(dollars in thousands)
Real Estate Secured
Construction and land	$3,443	$-	$(289)	$-	$-	$3,154
Commercial	284	90	(28)	-	-	346
Farmland	75	-	(3)	-	-	72
Home equity lines of credit	84	-	(38)	-	-	46
Commercial
Commercial and industrial	970	2,589	(64)	(276)	(21)	3,198
Consumer	28	-	(2)	-	-	26
Total	$4,884	$2,679	$(424)	$(276)	$(21)	$6,842

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	December 31,		Net	to Foreclosed	Accrual		December 31,
	2015	Additions	Paydowns	Collateral	Status	Charge-offs	2016

	(dollars in thousands)
Real Estate Secured
Construction and land	$3,968	$349	$(1,163)	$-	$-	$-	$3,154
Commercial	1,940	139	(1,443)	-	(290)	-	346
Farmland	83	-	(11)	-	-	-	72
Home equity lines of credit	84	38	(38)	-	(38)	-	46
Residential 1 to 4 family	80	-	(3)	-	(77)	-	-
Commercial
Commercial and industrial	1,630	4,543	(390)	-	(2,547)	(38)	3,198
Agriculture	-	400	(59)	-	(341)	-	-
Consumer	33	94	(7)	(70)	-	(24)	26
Total	$7,818	$5,563	$(3,114)	$(70)	$(3,293)	$(62)	$6,842

Heritage Oaks Bancorp
Reconciliation of Tangible Common Equity and Tangible Common Book Value per Share

	12/31/2016	9/30/2016	12/31/2015

	(dollars in thousands, except per share data)
Period End Balances:
Total shareholders' equity	$212,850	$215,283	$206,434
Less intangibles:
Goodwill	(24,885)	(24,885)	(24,885)
Other intangible assets	(3,354)	(3,568)	(4,298)
Tangible common equity (non-U.S. GAAP)	$184,611	$186,830	$177,251

Outstanding shares	34,345,073	34,249,804	34,353,014
Tangible book value per share (non-U.S. GAAP)	$5.38	$5.45	$5.16

	For The Three Months Ended			For The Twelve Months Ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015

	(dollars in thousands)
Average Balances:
Total shareholders' equity	$215,091	$215,039	$206,846	$212,442	$203,321
Less: preferred stock	-	-	-	-	(446)
Less intangibles:
Goodwill	(24,885)	(24,885)	(24,885)	(24,885)	(24,885)
Other intangible assets	(3,466)	(3,730)	(4,475)	(3,830)	(4,873)
Tangible common equity (non-U.S. GAAP)	$186,740	$186,424	$177,486	$183,727	$173,117

Return on tangible common equity (non-U.S. GAAP)	9.69%	8.93%	7.77%	9.22%	8.83%

Contacts

Simone Lagomarsino, President & Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5260
slagomarsino@heritageoaksbank.com

Jason Castle, Executive Vice President & Chief Financial Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5294
jcastle@heritageoaksbank.com